FOR IMMEDIATE RELEASE
WEDNESDAY, JANUARY 12, 2011

HURCO REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS

INDIANAPOLIS, INDIANA, — January 12, 2011, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported results for the fourth quarter and fiscal year ended October 31, 2010.  For the fourth quarter Hurco recorded a net loss of $1,162,000, or $0.18 per diluted share, as compared to a net loss of $1,163,000, or $0.18 per diluted share, from the corresponding period in fiscal 2009.  The results for the last quarter included severance costs of $358,000, which had the effect of $0.04 per diluted share, and a non-cash charge of $733,000, or $0.11 per diluted share, due to a valuation allowance for certain deferred tax assets.  For the full fiscal year 2010, Hurco recorded a net loss of $5,744,000, or $0.89 per diluted share, as compared to a net loss of $2,321,000, or $0.36 per diluted share, for fiscal 2009.  The results for fiscal 2009 reflected the benefit of net realized gains of $2,028,000 from cash flow hedges of forecasted inter-company sales and purchases that became ineffective as we reduced production levels during that year.

Sales and service fees for the fourth quarter of fiscal 2010 were $34,715,000, an increase of $11,534,000, or 50%, from the prior year period.  The effect of a stronger U.S. Dollar when translating foreign sales to U.S. Dollars for financial reporting purposes had an unfavorable impact of approximately 4%, or $1,068,000, on the fourth quarter period-to-period comparison.   Sales and service fees for the full fiscal year totaled $105,893,000, an increase of $14,877,000, or 16%, from fiscal 2009.  There was no impact due to foreign currency translation on the year over year increase in sales.

The following table sets forth net sales and service fees by geographic region for the three and twelve month periods ended October 31, 2010 and 2009 (in thousands), respectively:

		Net Sales and Service Fees by Geographic Region

	Three Months Ended			Twelve Months Ended
	October 31,			October 31,
			%			%
	2010	2009	Change	2010	2009	Change
North America	$8,705	$4,034	116%	$27,818	$25,652	8%
Europe	22,425	17,253	30%	65,678	60,132	9%
Asia Pacific	3,585	1,894	89%	12,397	5,232	137%
Total	$34,715	$23,181	50%	$105,893	$91,016	16%

The fourth quarter increase in sales was primarily driven by higher demand for vertical machining centers in all sales regions, with the largest percentage increase in the North American and Asia Pacific regions.  The sales increase in North America reflected increased customer demand.  The increase in the Asia Pacific region was primarily the result of increased market penetration in the India market and continued growing demand in the other Asia Pacific territories.  Compared to the fourth quarter of fiscal 2009, unit shipments for the fourth quarter of fiscal 2010 increased in North America by 162%, in Europe by 33%, and in the Asia Pacific sales region by 77%.   For the full fiscal year sales increased in all regions, with the largest percentage increase in the Asia Pacific region. The full year increase in the Asia Pacific region was primarily the result of increased market penetration in China and India, and strong demand for our entry-level, lower-priced machines, as well as continued growing demand in the other Asia Pacific territories.  Unit shipments for the full year decreased in North America by 5%, increased in Europe by 10% and increased in the Asia Pacific sales region by 157% compared to fiscal 2009.

New order bookings for the fourth quarter of fiscal 2010 totaled $36,106,000, an increase of $16,066,000, or 80%, from the corresponding period in fiscal 2009.  New order bookings increased in North America by $5,970,000, or 141%, in Europe by $7,776,000, or 53%, and in the Asia Pacific region by $2,320,000, or 218%.  New order bookings for the full year were $115,315,000, an increase of $34,710,000, or 43%, over fiscal 2009.  The full fiscal year orders increased in North America by $8,915,000, or 38%, in Europe by $14,780,000, or 28%, and in the Asia Pacific region by, $11,015,000, or 288%.  The impact of currency translation on new orders booked in the fourth quarter and full fiscal year was consistent with the impact on sales.

Hurco’s gross profit for fiscal 2010 was 21%, compared to 28% for fiscal 2009.  Gross profit for the fourth quarter of fiscal 2010 was 24%, compared to 29% for the prior year period.  The decrease in profit as a percentage of sales reflected higher production costs per machine as machines sold during the period were produced at a time of lower production levels.  Also contributing to the decrease was a product mix that included a greater amount of our entry-level machines that were in high demand in the Asia Pacific region where competitive price pressure is a strong factor.  Gross profit for the fourth quarter of fiscal 2010 was 24%, compared to 19% for the first nine months of the year due primarily to increased sales in Europe of our high performance VMX machines.  In addition, our increased production levels served to reduce our allocated fixed cost per machine.

Selling, general and administrative expenses for the fourth quarter of fiscal 2010 were $9,080,000, an increase of $953,000, 12%, from the corresponding period in 2009 due to higher sales and marketing expenses, primarily related to the International Manufacturing Technology Show in Chicago, and commissions as a result of higher sales.  Selling, general and administrative expenses were $29,837,000 for fiscal 2010, a decrease of $1,037,000, or 3%, from fiscal 2009 and $16,974,000, or 36%, from fiscal 2008.  These reductions reflect the benefit of cost reduction initiatives that began at the start of fiscal 2009.

The $1,932,000 decrease in other income for fiscal 2010 in comparison to fiscal 2009 was primarily due to net realized gains in fiscal 2009 of $2,028,000 from cash flow hedges of forecasted inter-company sales and purchases that became ineffective as we reduced production levels during that period.

The effective tax rate for the fourth quarter of fiscal 2010 was a provision of 18%, compared to a benefit of 44% for the same period in the prior year primarily due to the establishment of valuation allowances on certain deferred tax assets in the fourth quarter of fiscal 2010.  The effective tax rate for fiscal 2010 was a benefit of 35%, compared to a benefit of 39% for the same period in the prior year.  The reduction in the effective tax rate for the year was primarily due to the net impact of recording a valuation allowance on our state net operating loss carryforwards and the reversal of tax reserves for uncertain tax positions taken in previous years now expiring due to statutes of limitations.

Cash and cash equivalents totaled $48,255,000 as of October 31, 2010, compared to $28,782,000 as of October 31, 2009.  This increase in cash was primarily the result of reducing our finished goods inventory by $15,189,000, or 36%.  The reduction in inventory was due to both lower production levels and increased sales.  In response to an increase in orders during the second half of fiscal 2010, we increased production to better align with those order levels.  We continuously seek to adjust production levels to reflect changes in customer demand.  Working capital, excluding cash, was $45,713,000 as of October 31, 2010, compared to $68,675,000 at October 31, 2009.  The 33% reduction in working capital, excluding cash, was primarily due to a decrease in finished goods inventory and an increase in accounts payable.

Michael Doar, President and Chief Executive Officer, stated, “I am encouraged that order levels for the fourth quarter of fiscal 2010 are approaching levels we experienced before the economic downturn  that began in 2008.  Most importantly, we are seeing a strengthening in Europe, our largest and most profitable sales region.  In response, our factory is currently operating at a near pre-recession production level and we are starting fiscal 2011 with a healthy backlog of orders.  If these economic indicators continue, Hurco will be on the path to achieving the same levels of performance that we experienced before the downturn, as customers around the world begin to invest in technology that will make their businesses more profitable.  As the global economy recovers, we expect to emerge as a stronger organization with a broader and more advanced product offering due to our investments in technology during this difficult economic cycle.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The company has sales, application engineering support and service subsidiaries in Canada, China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, South Korea and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, the ongoing impact of the recent global economic recession, other changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our vendors, uncertainty concerning our ability to use tax loss carryforwards and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:   John G. Oblazney
                Vice President & Chief Financial Officer
  317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2010	2009	2010	2009

Sales and service fees	$34,715	$23,181	$105,893	$91,016

Cost of sales and service	26,235	16,366	84,097	65,188
Gross profit	8,480	6,815	21,796	25,828

Selling, general and administrative expenses	9,080	8,127	29,837	30,874
Operating loss	(600)	(1,312)	(8,041)	(5,046)

Interest expense	6	2	49	35

Interest income	37	5	86	190

Investment income	2	(16)	14	16

Other (income) expense, net	421	765	869	(1,063)

Loss before taxes	(988)	(2,090)	(8,859)	(3,812)

Provision (benefit) for income taxes	174	(927)	(3,115)	(1,491)

Net loss	$(1,162)	$(1,163)	$(5,744)	$(2,321)

Losses per common share

Basic	$(0.18)	$(0.18)	$(0.89)	$(0.36)
Diluted	$(0.18)	$(0.18)	$(0.89)	$(0.36)

Weighted average common shares outstanding
Basic	6,441	6,441	6,441	6,429
Diluted	6,441	6,441	6,441	6,429

OTHER CONSOLIDATED FINANCIAL DATA	Twelve Months Ended		Twelve Months Ended
	October 31,		October 31,
	2010	2009	2010	2009

Operating Data:

Gross margin	24.4%	29.4%	20.6%	28.4%

SG&A expense as a percentage of sales	26.2%	35.1%	28.2%	33.9%

Operating loss as a percentage of sales	-1.7%	-5.7%	-7.6%	-5.5%

Pre-tax loss as a percentage of sales	-2.8%	-9.0%	-8.4%	-4.2%

Effective tax rate	-17.6%	44.4%	35.2%	39.1%

Depreciation and Amortization	993	844	3,804	3,295

Capital expenditures	606	739	1,848	3,699

Balance Sheet Data:	10/31/2010	10/31/2009

Working capital (excluding cash)	$45,713	$68,675

Days sales outstanding	33	39

Inventory turns	1.5	1.0

Capitalization
Total debt	$-	$-
Shareholders' equity	114,740	120,376
Total	$114,740	$120,376

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per-share data)

	October 31,	October 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$48,255	$28,782
Accounts receivable, net	20,114	13,988
Refundable taxes	5,093	7,121
Inventories, net	55,866	60,281
Deferred income taxes, net	2,467	2,670
Derivative assets	905	376
Other	3,508	5,046
Total current assets	136,208	118,264

Property and equipment:
Land	782	782
Building	7,116	7,116
Machinery and equipment	15,095	14,995
Leasehold improvements	2,183	2,021
	25,176	24,914
Less accumulated depreciation and amortization	(13,424)	(11,802)
	11,752	13,112

Non-current assets:
Software development costs, less accumulated amortization	6,042	6,503
Other assets	6,344	6,864
	$160,346	$144,743

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$30,394	$8,262
Derivative liabilities	2,123	2,234
Accrued expenses	9,723	10,311
Total current liabilities	42,240	20,807

Non-current liabilities:
Deferred income taxes, net	2,335	2,570
Deferred credits and other	1,031	990
Total liabilities	45,606	24,367

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 13,250,000 shares authorized; and 6,440,851 shares issued and outstanding	644	644
Additional paid-in capital	52,144	52,003
Retained earnings	63,824	69,568
Accumulated other comprehensive loss	(1,872)	(1,839)
Total shareholders' equity	114,740	120,376
	$160,346	$144,743